                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 4


                           Neuromedical Systems, Inc.
                   -----------------------------------------
                                (Name of Issuer)



                   Common Stock (par value $0.0001 per share)
                   -----------------------------------------
                         (Title of Class of Securities)


                                   64124H109
                   -----------------------------------------
                                 (CUSIP Number)



                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
                        --------------------------------
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                August 2, 1997
                   -----------------------------------------
            (Date of Event which requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box: ______

-----------------------
CUSIP NO.
64124H109
-----------------------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                   (a)
                                                       ----
                                                   (b) ____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

    WC; OO
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                     [X]
--------------------------------------------------------------------------------
6.  Citizenship or place of Organization



        New York
--------------------------------------------------------------------------------

Number of           7  Sole Voting Power
Shares
Beneficially                -0-
Owned By            ----------------------------
Each                8  Shared Voting Power
Reporting
Person With              8,627,765
                    ----------------------------
                    9  Sole Dispositive Power

                            -0-
                    ----------------------------

                    10 Shared Dispositive Power

                         8,627,765
                    ----------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     8,627,765
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  _______

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

       27.8%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

              BD-PN-IA
--------------------------------------------------------------------------------

-----------------------
CUSIP NO.
64124H109
-----------------------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                   (a)
                                                       ----
                                                   (b) ____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

        AF;OO
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                    --------
--------------------------------------------------------------------------------
6.  Citizenship or place of Organization



        Delaware
--------------------------------------------------------------------------------

Number of          7  Sole Voting Power
Shares
Beneficially            135,000
Owned By           -----------------------------
Each               8  Shared Voting Power
Reporting
Person With           8,627,765
                   -----------------------------
                   9  Sole Dispositive Power

                        135,000
                   -----------------------------
                   10 Shared Dispositive Power

                      8,627,765
                   -----------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     8,762,765
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  _______

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

       28.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

              HC-PN
--------------------------------------------------------------------------------

-----------------------
CUSIP NO.
64124H109
-----------------------

--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    GS Advisors, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                   (a)
                                                       ----
                                                   (b) ____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

        AF
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                    --------
--------------------------------------------------------------------------------
6.  Citizenship or place of Organization



        Delaware
--------------------------------------------------------------------------------

Number of          7  Sole Voting Power
Shares
Beneficially              -0-
Owned By           ---------------------------
Each               8  Shared Voting Power
Reporting
Person With           5,382,629
                   ---------------------------
                   9  Sole Dispositive Power

                          -0-
                   ---------------------------
                   10 Shared Dispositive Power

                      5,382,629
                   ---------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,382,629
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  _______

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

       17.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

              PN
--------------------------------------------------------------------------------

-----------------------
CUSIP NO.
64124H109
-----------------------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    GS Capital Partners, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                   (a)
                                                       ----
                                                   (b) ____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

        WC
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                      ------

--------------------------------------------------------------------------------
6.  Citizenship or place of Organization



        Delaware
--------------------------------------------------------------------------------

Number of       7  Sole Voting Power
Shares
Beneficially            -0-
Owned By        ----------------------------
Each            8  Shared Voting Power
Reporting
Person With        5,382,629
                ----------------------------
                9  Sole Dispositive Power

                        -0-
                ----------------------------
                10 Shared Dispositive Power

                   5,382,629
                ----------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

       5,382,629
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  ________

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

       17.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

         PN
--------------------------------------------------------------------------------

-----------------------
CUSIP NO.
64124H109
-----------------------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    Stone Street Fund 1993, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                   (a) _____
                                                   (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

        WC
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                     -------
--------------------------------------------------------------------------------
6.  Citizenship or place of Organization

        Delaware
--------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially             -0-
Owned By        ---------------------------
Each            8  Shared Voting Power
Reporting
Person With        635,958
                ---------------------------
                9  Sole Dispositive Power

                         -0-
                ---------------------------
                10 Shared Dispositive Power

                   635,958
                ---------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     635,958
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares   _______

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.1%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

                PN
--------------------------------------------------------------------------------

-----------------------
CUSIP NO.
64124H109
-----------------------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    Bridge Street Fund 1993, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                   (a) _____
                                                   (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

        WC
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                     -------
--------------------------------------------------------------------------------
6.  Citizenship or place of Organization

        Delaware
--------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially               -0-
Owned By        -----------------------------
Each            8  Shared Voting Power
Reporting
Person With        709,699
                -----------------------------
                9  Sole Dispositive Power

                           -0-
                -----------------------------
                10 Shared Dispositive Power

                   709,699
                -----------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     709,699
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares   _______

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

               PN
--------------------------------------------------------------------------------

-----------------------
CUSIP NO.
64124H109
-----------------------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    Stone Street Resource Corp.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                   (a) _____
                                                   (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

        AF
--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                    --------
--------------------------------------------------------------------------------
6.  Citizenship or place of Organization

        Delaware
--------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially            -0-
Owned By        ------------------------------
Each            8  Shared Voting Power
Reporting
Person With        1,345,657
                ------------------------------
                9  Sole Dispositive Power

                        -0-
                ------------------------------
                10 Shared Dispositive Power

                   1,345,657
                ------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,345,657
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares   _______

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     4.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

              CO
--------------------------------------------------------------------------------

                              AMENDMENT NO. 4 TO
                                  SCHEDULE 13D
                        RELATING TO THE COMMON STOCK OF
                           NEUROMEDICAL SYSTEMS, INC.


     GS Capital Partners, L.P. ("GS Capital"), GS Advisors, L.P. ("GS Advisors, L.P."), Stone Street Fund 1993, L.P. ("Stone Street"), Bridge Street Fund 1993, L.P. ("Bridge Street" and together with GS Capital and Stone Street, the "Limited Partnerships"), Stone Street Resource Corp. ("Resource"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group", and together with GS Capital, GS Advisors, L.P., Stone Street, Bridge Street, Resource and Goldman Sachs, the "Filing Persons")/1/ hereby amend the statement on Schedule 13D filed with respect to the common stock, par value $.0001 per share (the "Common Stock"), of Neuromedical Systems, Inc., a Delaware corporation (the "Company"), as most recently amended by Amendment No. 3 thereto filed January 28, 1997 (as amended, the "Schedule 13D"). Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Schedule 13D.

Item 2 is hereby amended as follows:

The name, business address, present principal occupation or employment and citizenship of each director and each executive office of Resource are set forth on Schedule II-B hereto and are incorporated herein by reference.

----------------
/1/Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.

Item 3 is hereby amended as follows:

Item 3.  Source and Amount of Funds or Other Consideration
         -------------------------------------------------

     See Schedule IV hereto for transactions in the Common Stock which have been effected during the period from June 9, 1997 through August 8, 1997, all of which were effected in the ordinary course of business of Goldman Sachs. The total consideration (exclusive of commissions) for shares of Common Stock purchased during this period was approximately $7,024,068.36. Funds for ordinary course trading purchases came from working capital. Funds for the purchase of shares of Common Stock held in Managed Accounts came from client funds.

Item 5 is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer
         ------------------------------------

     (a) As of August 8, 1997, GS Capital beneficially owned, and GS Advisors may be deemed to beneficially own, an aggregate of 5,382,629 shares of Common Stock, including 5,312,766 shares of Common Stock and UPOs exercisable into 69,863 shares of Common Stock, representing in the aggregate approximately 17.4% of the shares of the Common Stock reported to be outstanding as of April 30, 1997 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

     As of August 8, 1997, Stone Street beneficially owned an aggregate of 635,958 shares of Common Stock, including 627,698 shares of Common Stock and UPOs exercisable into 8,260 shares of Common Stock, representing in the aggregate approximately 2.1% of the shares of Common Stock reported to be outstanding as of April 30, 1997 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

     As August 8, 1997, Bridge Street beneficially owned an aggregate of 709,699 shares of Common Stock, including 700,494 shares of Common Stock and UPOs exercisable into 9,205 shares of Common Stock, representing in the aggregate approximately 2.3% of the shares of Common Stock reported to be outstanding as of April 30, 1997 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

     As of August 8, 1997, Resource may be deemed to beneficially own an aggregate of 1,345,657 shares of Common Stock, which are owned by Stone Street and Bridge Street as described above, representing in the aggregate approximately 4.4% of the shares of Common Stock reported to be outstanding as of April 30, 1997 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

     As of August 8, 1997, Goldman Sachs may be deemed to beneficially own an aggregate of 8,627,765 shares of Common Stock, including (i) the shares of Common Stock beneficially owned by the Limited Partnerships described above,
(ii) 404 shares of Common Stock acquired in ordinary course trading activities, and (iii) 1,899,075 shares of Common Stock held in Managed Accounts, representing in the aggregate approximately 27.8% of the Common Stock reported to be outstanding as of April 30, 1997 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

     As of August 8, 1997, GS Group may be deemed to beneficially own an aggregate of 8,762,765 shares of Common Stock, including (i) the shares of Common Stock beneficially owned by Goldman Sachs and (ii) 125,000 shares of Common Stock owned by GS Group and (iii) 10,000 Directors Options, representing in the aggregate approximately 28.3% of the shares of Common Stock reported to be outstanding as of April 30, 1997 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

     GS Group and Goldman Sachs disclaim beneficial ownership of (i) the shares of Common Stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than GS Group, Goldman Sachs or their affiliates and (ii) shares of Common Stock held in Managed Accounts.

     None of the Filing Persons or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A or II-B hereto, beneficially owns any shares of Common Stock as of August 8, 1997 other than as set forth herein.

     (c) Schedule IV sets forth transactions in the Common Stock which have been effected during the period from June 9, 1997 through August 8, 1997, all of which were effected in the ordinary course of business of Goldman Sachs. The transactions in the Common Stock, described in Schedule IV, were effected in the NASDAQ National Market. The total consideration (exclusive of commissions) for the shares of Common Stock purchased during this period was approximately $7,024,068.36.

     Except as set forth on Schedule IV, no transactions in the Common Stock were effected by Filing Persons, or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A or II-B hereto, during the period from June 9, 1997, through August 8, 1997.

                                     SIGNATURE
                                     ---------


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is true, complete and correct.

Dated:  August 14, 1997



                                    GOLDMAN, SACHS & CO.

                                    By:/s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title:  Managing Director


                                    THE GOLDMAN SACHS GROUP, L.P.
                                    By: The Goldman Sachs Corporation,
                                        its general partner

                                    By: /s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title:  Executive Vice President


                                    GS ADVISORS, L.P.
                                    By: GS Advisors, Inc., its general partner

                                    By: /s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title:  President


                                    GS CAPITAL PARTNERS, L.P.
                                    By: GS Advisors, L.P., its general partner
                                    By: GS Advisors, Inc., its general partner

                                    By: /s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title:  President


                                    STONE STREET FUND 1993, L.P.
                                    By: Stone Street Resource Corp.,
                                        its general partner

                                    By: /s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title: Vice President


                                    BRIDGE STREET FUND 1993, L.P.
                                    By: Stone Street Resource Corp.,
                                        its managing general partner

                                    By: /s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title: Vice President


                                    STONE STREET RESOURCE CORP.
                                    By: /s/ Richard A. Friedman
                                       ---------------------------
                                    Name: Richard A. Friedman
                                    Title: Vice President

                                SCHEDULE II - B

        The name, position and present principal occupation of each director and executive officer of Stone Street Resource Corp., the sole general partner of Stone Street Fund 1993, L.P. and the sole managing general partner of Bridge Street Fund 1993 L.P., are set forth below.


        The business address for each of the executive officers and directors listed below is 85 Broad Street, New York, New York 10004.

        All executive officers and directors listed below are United States citizens.


Name                              Position                       Present Principal Occupation
----------------------------      -----------------------        ----------------------------
Richard A Friedman                Director/Vice President        Managing Director of Goldman,
                                                                 Sachs & Co.
Avi M. Nash                       Director/Vice President        Managing Director of Goldman,
                                                                 Sachs & Co.
Jeffrey B. Goldenberg             Director/Vice President        Managing Director of Goldman,
                                                                 Sachs & Co.
William J. McMahon                Director/Vice President        Vice President of Goldman, Sachs
                                                                 & Co.
Dinakar Singh                     Director/Vice President        Vice President of Goldman, Sachs
                                                                 & Co.
Jonathan L. Kolatch               Director/Vice President        Managing Director of Goldman,
                                                                 Sachs & Co.
Sanjeev K. Mehra                  Director/Vice President        Managing Director of Goldman,
                                                                 Sachs & Co.
Eric M. Mindich                   Director/Vice President        Managing Director of Goldman,
                                  Treasurer                      Sachs & Co.
Peter G. Sachs                    Director/Vice President        Limited Partner of The Goldman
                                                                 Sachs Group, L.P.
Glenn R. Fuhrman                  Director/Vice President        Vice President of Goldman, Sachs
                                                                 & Co.
Peter M. Sacerdote                Director/Chairman/C.E.O/       Limited Partner of The Goldman
                                  President                      Sachs Group, L.P.
David J. Greenwald                Vice President                 Vice President of Goldman, Sachs
                                                                 & Co.
Carla H. Skodinski                Vice President/Secretary       Vice President of Goldman, Sachs
                                                                 & Co.
Esta E. Stecher                   Vice President                 Managing Director of Goldman,
                                                                 Sachs & Co.
Richard A. Yacenda                Vice President                 Vice President of Goldman, Sachs
                                                                 & Co.
C. Douglas Fuge                   Assistant Treasurer            Managing Director of Goldman,
                                                                 Sachs & Co.


                           SCHEDULE IV

                   Neuromedical Systems, Inc.
                      Cusip No. 64124H109


 Purchases     Sales       Price     Trade Date     Settlement Date

               10,000      6.3750     9-Jun-97         12-Jun-97
   1,000                   6.1250     9-Jun-97         12-Jun-97
   1,000                   6.1250     9-Jun-97         12-Jun-97
   1,000                   6.1250     9-Jun-97         12-Jun-97
   1,000                   6.1250     9-Jun-97         12-Jun-97
   1,000                   6.1250     9-Jun-97         12-Jun-97
   3,000                   6.1250     9-Jun-97         12-Jun-97
   2,000                   6.3750     9-Jun-97         12-Jun-97
   2,000                   6.3750     9-Jun-97         12-Jun-97
   1,200                   6.3750     9-Jun-97         12-Jun-97
                  300      6.5000     9-Jun-97         12-Jun-97
   3,000                   6.3750     9-Jun-97         12-Jun-97
   1,000                   6.3125     9-Jun-97         12-Jun-97
   5,000                   6.2500     9-Jun-97         12-Jun-97
   2,480                   6.3125     9-Jun-97         12-Jun-97
   1,200                   6.2500     9-Jun-97         12-Jun-97
   1,000                   6.3125     9-Jun-97         12-Jun-97
   1,000                   6.3125     9-Jun-97         12-Jun-97
   1,000                   6.3125     9-Jun-97         12-Jun-97
   1,000                   6.3125     9-Jun-97         12-Jun-97
   4,000                   6.3125     9-Jun-97         12-Jun-97
   1,000                   6.3125     9-Jun-97         12-Jun-97
   4,000                   6.3125     9-Jun-97         12-Jun-97
     800                   6.3125     9-Jun-97         12-Jun-97
     500                   6.2500     9-Jun-97         12-Jun-97
   1,000                   6.3750     9-Jun-97         12-Jun-97
     300                   6.3750     9-Jun-97         12-Jun-97
   2,000                   6.3125     9-Jun-97         12-Jun-97
     500                   6.3125     9-Jun-97         12-Jun-97
     500                   6.0000     9-Jun-97         12-Jun-97
                5,000      6.4220     9-Jun-97         12-Jun-97
                5,000      6.4220     9-Jun-97         12-Jun-97
                5,000      6.4220     9-Jun-97         12-Jun-97
               10,000      6.4220     9-Jun-97         12-Jun-97
                8,300      6.4220     9-Jun-97         12-Jun-97
                4,200      6.4220     9-Jun-97         12-Jun-97
                1,000      6.7500    10-Jun-97         13-Jun-97
                1,000      6.7500    10-Jun-97         13-Jun-97
     500                   6.6250    10-Jun-97         13-Jun-97
     500                   6.6250    10-Jun-97         13-Jun-97
                  500      6.7500    10-Jun-97         13-Jun-97
   1,000                   6.7500    10-Jun-97         13-Jun-97
   1,000                   6.7500    10-Jun-97         13-Jun-97
   2,200                   6.7500    10-Jun-97         13-Jun-97
     800                   6.7500    10-Jun-97         13-Jun-97
   1,500                   6.6250    10-Jun-97         13-Jun-97
   1,200                   6.5000    10-Jun-97         13-Jun-97
                3,000      6.9250    10-Jun-97         13-Jun-97
                3,000      6.9250    10-Jun-97         13-Jun-97

 Purchases      Sales      Price     Trade Date     Settlement Date

                2,000      6.9250    10-Jun-97         13-Jun-97
                  500      6.9250    10-Jun-97         13-Jun-97
                  500      6.9250    10-Jun-97         13-Jun-97
                  150      6.5000    11-Jun-97         16-Jun-97
   1,000                   6.3750    11-Jun-97         16-Jun-97
   1,000                   6.3750    12-Jun-97         17-Jun-97
   1,000                   6.3750    13-Jun-97         18-Jun-97
   1,000                   6.3750    13-Jun-97         18-Jun-97
   1,000                   6.1250    13-Jun-97         18-Jun-97
                5,000      6.1250    13-Jun-97         18-Jun-97
                  500      6.0000    13-Jun-97         18-Jun-97
     500                   6.0625    13-Jun-97         18-Jun-97
                5,000      6.1250    16-Jun-97         19-Jun-97
                  400      6.0625    16-Jun-97         19-Jun-97
                  200      6.0625    16-Jun-97         19-Jun-97
                  400      6.0625    16-Jun-97         19-Jun-97
                  600      6.0625    16-Jun-97         19-Jun-97
                5,000      6.0000    16-Jun-97         19-Jun-97
                1,000      6.0625    16-Jun-97         19-Jun-97
                2,000      6.0625    16-Jun-97         19-Jun-97
                  500      6.0000    16-Jun-97         19-Jun-97
                  600      6.0000    16-Jun-97         19-Jun-97
     300                   5.8750    16-Jun-97         19-Jun-97
  10,000                   6.0000    16-Jun-97         19-Jun-97
   1,000                   6.0650    16-Jun-97         19-Jun-97
   2,000                   6.0650    16-Jun-97         19-Jun-97
   3,000                   5.9400    16-Jun-97         19-Jun-97
                1,000      6.0625    17-Jun-97         20-Jun-97
   1,225                   6.0625    17-Jun-97         20-Jun-97
               10,000      6.0625    17-Jun-97         20-Jun-97
   3,000                   5.9400    17-Jun-97         20-Jun-97
   4,000                   5.9400    17-Jun-97         20-Jun-97
   2,000                   5.9400    17-Jun-97         20-Jun-97
   1,000                   6.0625    18-Jun-97         23-Jun-97
   1,000                   5.8775    18-Jun-97         23-Jun-97
   1,000                   5.6250    19-Jun-97         24-Jun-97
                  600      5.5625    19-Jun-97         24-Jun-97
                  400      5.5000    19-Jun-97         24-Jun-97
                  200      5.5000    19-Jun-97         24-Jun-97
                1,000      5.5625    19-Jun-97         24-Jun-97
   4,000                   5.5000    19-Jun-97         24-Jun-97
                  800      5.5625    19-Jun-97         24-Jun-97
                2,500      5.5000    19-Jun-97         24-Jun-97
                1,000      5.5000    19-Jun-97         24-Jun-97
                1,000      5.3750    19-Jun-97         24-Jun-97
                1,000      5.5000    19-Jun-97         24-Jun-97
                1,000      5.5000    19-Jun-97         24-Jun-97
                  500      5.5000    19-Jun-97         24-Jun-97
   5,000                   5.5000    19-Jun-97         24-Jun-97

  Purchases      Sales      Price   Trade Date      Settlement Date

                  200      5.2500    19-Jun-97         24-Jun-97
                  500      5.2500    19-Jun-97         24-Jun-97
                  100      5.2500    19-Jun-97         24-Jun-97
   1,000                   5.0000    19-Jun-97         24-Jun-97
   1,000                   5.1875    19-Jun-97         24-Jun-97
     400                   5.7500    19-Jun-97         24-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
     500                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   8,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   1,000                   5.1875    20-Jun-97         25-Jun-97
   2,500                   5.2500    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   2,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.3125    20-Jun-97         25-Jun-97
   1,000                   5.2500    20-Jun-97         25-Jun-97
   3,000                   5.2500    20-Jun-97         25-Jun-97
   2,500                   5.2500    20-Jun-97         25-Jun-97
   2,000                   5.2500    20-Jun-97         25-Jun-97
   1,300                   5.2500    20-Jun-97         25-Jun-97
     900                   5.2500    20-Jun-97         25-Jun-97
     300                   5.2500    20-Jun-97         25-Jun-97
   1,000                   5.0625    20-Jun-97         25-Jun-97
                8,000      5.2500    20-Jun-97         25-Jun-97
   3,000                   5.2100    20-Jun-97         25-Jun-97
               30,000      5.3722    20-Jun-97         25-Jun-97
               15,000      5.3722    20-Jun-97         25-Jun-97
                1,000      5.4875    20-Jun-97         25-Jun-97
                  200      5.5000    23-Jun-97         26-Jun-97
                1,000      5.5000    23-Jun-97         26-Jun-97
   3,500                   5.2625    23-Jun-97         26-Jun-97
   1,000                   5.3125    23-Jun-97         26-Jun-97
   2,400                   5.2500    23-Jun-97         26-Jun-97

 Purchases      Sales      Price    Trade Date      Settlement Date

                2,500      5.4000    23-Jun-97         26-Jun-97
                2,500      5.4000    23-Jun-97         26-Jun-97
               15,000      5.5833    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
     600                   5.4375    24-Jun-97         27-Jun-97
     400                   5.4375    24-Jun-97         27-Jun-97
     600                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   1,000                   5.4375    24-Jun-97         27-Jun-97
   2,000                   5.4375    24-Jun-97         27-Jun-97
   5,000                   5.5000    24-Jun-97         27-Jun-97
   5,000                   5.5000    24-Jun-97         27-Jun-97
   2,500                   5.5000    24-Jun-97         27-Jun-97
  10,000                   5.5000    24-Jun-97         27-Jun-97
   1,000                   5.5000    24-Jun-97         27-Jun-97
  12,000                   5.5625    24-Jun-97         27-Jun-97
  23,000                   5.6250    24-Jun-97         27-Jun-97
                2,000      5.4875    24-Jun-97         27-Jun-97
                3,000      5.5500    24-Jun-97         27-Jun-97
                4,000      5.6630    24-Jun-97         27-Jun-97
                8,500      5.6630    24-Jun-97         27-Jun-97
   1,000                   5.3125    24-Jun-97         27-Jun-97
   1,500                   5.5000    24-Jun-97         27-Jun-97
                5,400      5.5615    24-Jun-97         27-Jun-97
               10,500      5.5615    24-Jun-97         27-Jun-97
                5,000      5.5615    24-Jun-97         27-Jun-97
                5,000      5.5615    24-Jun-97         27-Jun-97
                4,100      5.5615    24-Jun-97         27-Jun-97
   1,000                   5.6250    25-Jun-97         30-Jun-97
     500                   5.6250    25-Jun-97         30-Jun-97
                6,000      5.6750    25-Jun-97         30-Jun-97
                3,000      5.6750    25-Jun-97         30-Jun-97
     900                   5.5000    25-Jun-97         30-Jun-97
   1,000                   5.4375    25-Jun-97         30-Jun-97
                  900      5.6500    25-Jun-97         30-Jun-97
                2,500      5.6500    25-Jun-97         30-Jun-97
                3,000      5.6500    25-Jun-97         30-Jun-97
  10,000                   5.5000    25-Jun-97         30-Jun-97
   1,500                   5.5625    26-Jun-97          1-Jul-97
                2,000      5.6500    26-Jun-97          1-Jul-97
   3,000                   5.5625    27-Jun-97          2-Jul-97

 Purchases      Sales      Price     Trade Date      Settlement Date

   1,000                   5.5625    27-Jun-97          2-Jul-97
   1,000                   5.5625    27-Jun-97          2-Jul-97
                6,000      5.6250    30-Jun-97          3-Jul-97
                6,000      5.6250    30-Jun-97          3-Jul-97
                  100      5.5625     1-Jul-97          7-Jul-97
   1,000                   5.5000     1-Jul-97          7-Jul-97
   1,000                   5.5000     1-Jul-97          7-Jul-97
   1,000                   5.1250     1-Jul-97          7-Jul-97
                  500      5.0000     1-Jul-97          7-Jul-97
   1,000                   4.7500     2-Jul-97          8-Jul-97
                1,000      4.6250     2-Jul-97          8-Jul-97
                1,000      4.8750     2-Jul-97          8-Jul-97
   1,000                   4.8125     2-Jul-97          8-Jul-97
                1,000      5.0000     3-Jul-97          9-Jul-97
                1,000      5.0000     3-Jul-97          9-Jul-97
                1,000      4.8750     3-Jul-97          9-Jul-97
   2,000                   4.8125     3-Jul-97          9-Jul-97
   5,250                   4.7500     3-Jul-97          9-Jul-97
                6,000      4.8125     3-Jul-97          9-Jul-97
   2,000                   4.7250     3-Jul-97          9-Jul-97
   1,000                   4.7500     7-Jul-97         10-Jul-97
                  150      4.6875     7-Jul-97         10-Jul-97
     250                   4.6250     7-Jul-97         10-Jul-97
                1,000      4.5625     8-Jul-97         11-Jul-97
   3,000                   4.5000     8-Jul-97         11-Jul-97
                1,000      4.7500     9-Jul-97         14-Jul-97
                1,000      4.5625     9-Jul-97         14-Jul-97
                2,000      4.6250     9-Jul-97         14-Jul-97
   1,000                   4.5000     9-Jul-97         14-Jul-97
                1,000      4.5000     9-Jul-97         14-Jul-97
                1,000      4.5000     9-Jul-97         14-Jul-97
   6,600                   4.4900     9-Jul-97         14-Jul-97
     500                   4.5000     9-Jul-97         14-Jul-97
   1,500                   4.4500     9-Jul-97         14-Jul-97
               10,000      4.5625    10-Jul-97         15-Jul-97
                1,105      4.5625    10-Jul-97         15-Jul-97
   1,000                   4.6875    10-Jul-97         15-Jul-97
   5,000                   4.6875    10-Jul-97         15-Jul-97
   1,000                   4.6875    10-Jul-97         15-Jul-97
   1,000                   4.6875    10-Jul-97         15-Jul-97
   1,000                   4.6250    10-Jul-97         15-Jul-97
   2,000                   4.5000    10-Jul-97         15-Jul-97
                1,000      4.5625    10-Jul-97         15-Jul-97
                2,000      4.5500    10-Jul-97         15-Jul-97
               10,000      4.6875    10-Jul-97         15-Jul-97
                8,000      4.5000    11-Jul-97         16-Jul-97
  10,000                   4.4375    11-Jul-97         16-Jul-97
                1,000      4.4375    11-Jul-97         16-Jul-97
   3,000                   4.4375    11-Jul-97         16-Jul-97

 Purchases      Sales       Price   Trade Date      Settlement Date

   1,000                   4.3750    11-Jul-97         16-Jul-97
                2,000      4.4875    11-Jul-97         16-Jul-97
                2,000      4.4875    11-Jul-97         16-Jul-97
   1,000                   4.2500    14-Jul-97         17-Jul-97
   1,000                   4.1250    14-Jul-97         17-Jul-97
   1,000                   4.1250    14-Jul-97         17-Jul-97
   5,000                   4.1250    14-Jul-97         17-Jul-97
   2,000                   4.1250    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
   1,000                   4.1875    14-Jul-97         17-Jul-97
     200                   4.1875    14-Jul-97         17-Jul-97
     200                   4.1875    14-Jul-97         17-Jul-97
     250                   4.3125    14-Jul-97         17-Jul-97
               14,500      4.2900    14-Jul-97         17-Jul-97
                8,000      4.2900    14-Jul-97         17-Jul-97
   1,500                   4.1875    14-Jul-97         17-Jul-97
                  200      4.0938    15-Jul-97         18-Jul-97
                1,400      4.0625    15-Jul-97         18-Jul-97
   5,000                   4.0425    15-Jul-97         18-Jul-97
   1,000                   4.1250    16-Jul-97         21-Jul-97
                2,000      4.1750    16-Jul-97         21-Jul-97
                2,000      4.1250    18-Jul-97         23-Jul-97
   2,000                   4.1250    18-Jul-97         23-Jul-97
   2,000                   4.1250    18-Jul-97         23-Jul-97
   1,000                   4.0000    18-Jul-97         23-Jul-97
                2,000      4.0625    18-Jul-97         23-Jul-97
   4,500                   4.0625    18-Jul-97         23-Jul-97
     300                   4.1250    18-Jul-97         23-Jul-97
   1,200                   4.1250    18-Jul-97         23-Jul-97
                6,000      4.0625    18-Jul-97         23-Jul-97
   2,100                   4.0000    21-Jul-97         24-Jul-97
   1,500                   4.0000    21-Jul-97         24-Jul-97
   1,050                   4.0000    21-Jul-97         24-Jul-97
   2,000                   3.8750    21-Jul-97         24-Jul-97
                1,000      4.1750    21-Jul-97         24-Jul-97
     100                   3.8750    22-Jul-97         25-Jul-97
                  700      3.7500    22-Jul-97         25-Jul-97
   1,200                   3.8750    22-Jul-97         25-Jul-97
   1,000                   3.6250    22-Jul-97         25-Jul-97
   1,000                   3.2500    22-Jul-97         25-Jul-97
   1,000                   3.0000    22-Jul-97         25-Jul-97
   1,000                   3.1250    22-Jul-97         25-Jul-97
   1,000                   3.1250    22-Jul-97         25-Jul-97
   1,000                   3.3125    22-Jul-97         25-Jul-97

 Purchases     Sales       Price     Trade Date     Settlement Date

   1,000                   3.4375    22-Jul-97         25-Jul-97
   1,000                   3.5000    22-Jul-97         25-Jul-97
     300                   3.5000    22-Jul-97         25-Jul-97
                1,000      3.5625    22-Jul-97         25-Jul-97
                1,000      3.6250    22-Jul-97         25-Jul-97
                1,000      3.5625    22-Jul-97         25-Jul-97
                1,000      3.6250    22-Jul-97         25-Jul-97
                1,000      3.5000    22-Jul-97         25-Jul-97
                1,000      3.5000    22-Jul-97         25-Jul-97
                1,000      3.5000    22-Jul-97         25-Jul-97
                1,000      3.3750    22-Jul-97         25-Jul-97
                1,000      3.3750    22-Jul-97         25-Jul-97
                1,000      3.3750    22-Jul-97         25-Jul-97
                2,500      3.2500    22-Jul-97         25-Jul-97
               21,600      3.5000    22-Jul-97         25-Jul-97
   2,500                   3.4600    22-Jul-97         25-Jul-97
   2,000                   3.3250    22-Jul-97         25-Jul-97
  19,000                   3.5592    22-Jul-97         25-Jul-97
   1,000                   3.2750    23-Jul-97         28-Jul-97
   1,000                   3.0000    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                2,100      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                2,000      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                1,900      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
                1,000      3.0625    23-Jul-97         28-Jul-97
   1,000                   3.3125    23-Jul-97         28-Jul-97
   1,000                   3.3125    23-Jul-97         28-Jul-97
   1,000                   3.4375    23-Jul-97         28-Jul-97
                2,000      3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
   1,000                   3.5000    23-Jul-97         28-Jul-97
  12,500                   2.9600    23-Jul-97         28-Jul-97
                5,000      3.1400    23-Jul-97         28-Jul-97
                5,000      3.5150    23-Jul-97         28-Jul-97
                2,500      3.1250    23-Jul-97         28-Jul-97
                1,000      3.8750    24-Jul-97         29-Jul-97
  10,000                   3.8750    24-Jul-97         29-Jul-97

 Purchases     Sales       Price     Trade Date     Settlement Date

   1,000                   3.8750    24-Jul-97         29-Jul-97
   2,000                   4.1875    24-Jul-97         29-Jul-97
   5,000                   4.2500    24-Jul-97         29-Jul-97
   2,500                   4.0000    24-Jul-97         29-Jul-97
                1,000      4.0000    24-Jul-97         29-Jul-97
               10,000      4.0150    24-Jul-97         29-Jul-97
                5,000      4.0150    24-Jul-97         29-Jul-97
   1,000                   3.9375    25-Jul-97         30-Jul-97
  10,000                   3.8750    25-Jul-97         30-Jul-97
     500                   3.9375    25-Jul-97         30-Jul-97
                5,000      3.9375    25-Jul-97         30-Jul-97
     900                   3.9375    25-Jul-97         30-Jul-97
     100                   3.9375    25-Jul-97         30-Jul-97
     900                   3.9375    25-Jul-97         30-Jul-97
   1,000                   3.9375    25-Jul-97         30-Jul-97
   4,000                   3.9375    25-Jul-97         30-Jul-97
   1,000                   3.9375    25-Jul-97         30-Jul-97
   5,000                   3.9375    25-Jul-97         30-Jul-97
   3,000                   4.0000    25-Jul-97         30-Jul-97
               16,500      4.0150    25-Jul-97         30-Jul-97
                8,500      4.0150    25-Jul-97         30-Jul-97
                1,000      4.0000    28-Jul-97         31-Jul-97
     900                   4.1250    28-Jul-97         31-Jul-97
   1,000                   4.1250    28-Jul-97         31-Jul-97
   1,600                   4.1875    28-Jul-97         31-Jul-97
                  250      4.0625    28-Jul-97         31-Jul-97
   1,000                   4.0625    28-Jul-97         31-Jul-97
   1,000                   4.0625    28-Jul-97         31-Jul-97
   3,000                   4.0625    28-Jul-97         31-Jul-97
   5,000                   4.1250    28-Jul-97         31-Jul-97
     900                   4.1250    28-Jul-97         31-Jul-97
  25,000                   4.1250    28-Jul-97         31-Jul-97
   1,000                   4.1250    28-Jul-97         31-Jul-97
                3,700      4.0000    28-Jul-97         31-Jul-97
                1,300      4.0000    28-Jul-97         31-Jul-97
                2,500      4.0000    28-Jul-97         31-Jul-97
                1,000      4.0000    28-Jul-97         31-Jul-97
   5,000                   4.1250    28-Jul-97         31-Jul-97
   5,000                   4.1250    28-Jul-97         31-Jul-97
   5,000                   4.1250    28-Jul-97         31-Jul-97
   5,000                   4.1250    28-Jul-97         31-Jul-97
                3,000      4.2500    28-Jul-97         31-Jul-97
               33,500      4.1962    28-Jul-97         31-Jul-97
               16,500      4.1962    28-Jul-97         31-Jul-97
   4,045                   4.2500    29-Jul-97          1-Aug-97
   1,000                   4.1875    29-Jul-97          1-Aug-97
   1,000                   4.2500    29-Jul-97          1-Aug-97
     100                   4.2500    29-Jul-97          1-Aug-97
   1,000                   4.3750    29-Jul-97          1-Aug-97

 Purchases      Sales      Price     Trade Date      Settlement Date

   1,000                   4.3750    29-Jul-97          1-Aug-97
   2,500                   4.2500    29-Jul-97          1-Aug-97
                1,000      4.3125    29-Jul-97          1-Aug-97
                4,000      4.3125    29-Jul-97          1-Aug-97
                1,000      4.3125    29-Jul-97          1-Aug-97
                3,000      4.3125    29-Jul-97          1-Aug-97
   2,500                   4.2500    29-Jul-97          1-Aug-97
                1,000      4.3125    29-Jul-97          1-Aug-97
   3,000                   4.3750    29-Jul-97          1-Aug-97
                2,500      4.2500    29-Jul-97          1-Aug-97
                2,500      4.3750    29-Jul-97          1-Aug-97
   7,500                   4.2000    29-Jul-97          1-Aug-97
                1,000      4.3125    29-Jul-97          1-Aug-97
   1,005                   4.2500    30-Jul-97          4-Aug-97
   2,000                   4.1250    30-Jul-97          4-Aug-97
   1,000                   4.1250    30-Jul-97          4-Aug-97
   1,000                   4.1250    30-Jul-97          4-Aug-97
   1,000                   4.0000    30-Jul-97          4-Aug-97
                5,000      4.0000    30-Jul-97          4-Aug-97
                1,000      4.0000    30-Jul-97          4-Aug-97
                1,000      4.0625    30-Jul-97          4-Aug-97
   1,000                   4.1250    30-Jul-97          4-Aug-97
   1,300                   4.0625    30-Jul-97          4-Aug-97
   1,000                   4.0625    30-Jul-97          4-Aug-97
   1,000                   4.1250    30-Jul-97          4-Aug-97
   2,100                   4.1250    30-Jul-97          4-Aug-97
     400                   4.1250    30-Jul-97          4-Aug-97
   1,000                   4.0625    30-Jul-97          4-Aug-97
   2,000                   4.0000    30-Jul-97          4-Aug-97
   1,000                   4.0000    30-Jul-97          4-Aug-97
               10,000      4.1250    30-Jul-97          4-Aug-97
   1,500                   4.0625    30-Jul-97          4-Aug-97
     800                   4.0000    31-Jul-97          5-Aug-97
   1,500                   4.0000    31-Jul-97          5-Aug-97
   4,000                   4.0000    31-Jul-97          5-Aug-97
  10,000                   4.0000    31-Jul-97          5-Aug-97
   1,000                   4.0313    31-Jul-97          5-Aug-97
   1,000                   4.0000    31-Jul-97          5-Aug-97
   1,000                   3.8750    31-Jul-97          5-Aug-97
   5,000                   3.9375    31-Jul-97          5-Aug-97
     500                   3.9375    31-Jul-97          5-Aug-97
   7,100                   4.0000    31-Jul-97          5-Aug-97
  10,000                   4.0000    31-Jul-97          5-Aug-97
   1,000                   4.0000    31-Jul-97          5-Aug-97
  25,000                   4.0625    31-Jul-97          5-Aug-97
   3,000                   4.0625    31-Jul-97          5-Aug-97
     100                   4.0625    31-Jul-97          5-Aug-97
                2,500      4.0000    31-Jul-97          5-Aug-97
   2,500                   3.9600    31-Jul-97          5-Aug-97

 Purchases     Sales       Price     Trade Date      Settlement Date

   1,000                   4.0000    31-Jul-97          5-Aug-97
               50,000      4.1065    31-Jul-97          5-Aug-97
               12,000      4.1065    31-Jul-97          5-Aug-97
                7,500      4.1065    31-Jul-97          5-Aug-97
                7,500      4.1065    31-Jul-97          5-Aug-97
                7,000      4.1065    31-Jul-97          5-Aug-97
                2,000      4.1065    31-Jul-97          5-Aug-97
   1,000                   4.0000     1-Aug-97          6-Aug-97
   7,000                   4.0000     1-Aug-97          6-Aug-97
  10,000                   4.0000     1-Aug-97          6-Aug-97
   1,000                   4.0000     1-Aug-97          6-Aug-97
     400                   4.0313     1-Aug-97          6-Aug-97
     300                   4.0313     1-Aug-97          6-Aug-97
     400                   4.0313     1-Aug-97          6-Aug-97
     400                   4.0313     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   2,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0000     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
   2,000                   4.0625     1-Aug-97          6-Aug-97
                5,000      4.1025     1-Aug-97          6-Aug-97
   9,000                   3.9700     1-Aug-97          6-Aug-97
                3,000      4.0625     1-Aug-97          6-Aug-97
                1,000      4.0625     1-Aug-97          6-Aug-97
               13,000      4.1125     1-Aug-97          6-Aug-97
               20,500      4.1125     1-Aug-97          6-Aug-97
                2,000      4.0625     4-Aug-97          7-Aug-97
     700                   4.0625     4-Aug-97          7-Aug-97
   1,000                   4.0625     4-Aug-97          7-Aug-97
                2,000      4.0625     4-Aug-97          7-Aug-97
   1,000                   4.0625     4-Aug-97          7-Aug-97
   1,000                   4.0625     4-Aug-97          7-Aug-97
     300                   4.0625     4-Aug-97          7-Aug-97
   1,000                   4.0625     5-Aug-97          8-Aug-97
   1,000                   4.0625     5-Aug-97          8-Aug-97
                2,000      4.0625     5-Aug-97          8-Aug-97
   1,000                   4.0625     6-Aug-97         11-Aug-97
   1,000                   4.0625     6-Aug-97         11-Aug-97
     404                   4.0625     6-Aug-97         11-Aug-97
   1,000                   4.0625     7-Aug-97         12-Aug-97
   1,000                   4.0625     7-Aug-97         12-Aug-97
                2,000      4.3125     7-Aug-97         12-Aug-97
                1,000      4.3125     7-Aug-97         12-Aug-97

 Purchases      Sales       Price    Trade Date     Settlement Date

                1,000      4.4375     7-Aug-97         12-Aug-97
                1,000      4.4375     7-Aug-97         12-Aug-97
                2,000      4.4375     7-Aug-97         12-Aug-97
                1,000      4.4375     7-Aug-97         12-Aug-97
   1,000                   4.3750     7-Aug-97         12-Aug-97
   1,000                   4.1875     7-Aug-97         12-Aug-97
   2,000                   4.3750     7-Aug-97         12-Aug-97
                3,500      5.2625    23-Jun-97         26-Jun-97
                1,000      5.5625    27-Jun-97          2-Jul-97
                1,200      6.5000    10-Jun-97         13-Jun-97
                1,000      5.0000    19-Jun-97         24-Jun-97
                  500      6.0000     9-Jun-97         12-Jun-97
                  500      4.5000     9-Jul-97         14-Jul-97
                  250      4.6250     7-Jul-97         10-Jul-97
                  900      5.5000    25-Jun-97         30-Jun-97
                2,000      6.0650    16-Jun-97         19-Jun-97
                3,000      5.9400    16-Jun-97         19-Jun-97
                2,500      3.4600    22-Jul-97         25-Jul-97
               12,500      2.9600    23-Jul-97         28-Jul-97
                5,000      4.0000    24-Jul-97         29-Jul-97
   1,000                   4.0625     1-Aug-97          6-Aug-97
                9,000      3.9700     1-Aug-97          6-Aug-97
   2,000                   6.9250    10-Jun-97         13-Jun-97
                2,500      3.9600    31-Jul-97          5-Aug-97
   3,000                   6.9250    10-Jun-97         13-Jun-97
                1,500      4.0625    30-Jul-97          4-Aug-97
                2,000      3.3250    22-Jul-97         25-Jul-97
   7,500                   6.2800     9-Jun-97         12-Jun-97
  12,500                   6.5300     9-Jun-97         12-Jun-97
  17,500                   6.4050     9-Jun-97         12-Jun-97
  10,000                   5.2750    20-Jun-97         25-Jun-97
  35,000                   5.4000    20-Jun-97         25-Jun-97
  15,000                   5.5250    24-Jun-97         27-Jun-97
   2,500                   5.4000    24-Jun-97         27-Jun-97
  10,000                   5.6500    24-Jun-97         27-Jun-97
   2,500                   5.5875    24-Jun-97         27-Jun-97
  15,000                   4.2650    28-Jul-97         31-Jul-97
  20,000                   4.2025    28-Jul-97         31-Jul-97
  12,500                   4.1400    28-Jul-97         31-Jul-97
   2,500                   4.0150    28-Jul-97         31-Jul-97
  10,000                   6.4220     9-Jun-97         12-Jun-97
   2,500                   5.6500    25-Jun-97         30-Jun-97
   5,000                   6.4220     9-Jun-97         12-Jun-97
   4,100                   5.5615    24-Jun-97         27-Jun-97
     900                   5.6500    25-Jun-97         30-Jun-97
   5,000                   6.4220     9-Jun-97         12-Jun-97
   5,000                   5.5615    24-Jun-97         27-Jun-97
   5,000                   3.1400    23-Jul-97         28-Jul-97
   5,000                   3.5150    23-Jul-97         28-Jul-97

 Purchases     Sales       Price     Trade Date     Settlement Date

   5,000                   5.5615    24-Jun-97         27-Jun-97
   8,300                   6.4220     9-Jun-97         12-Jun-97
  30,000                   5.3722    20-Jun-97         25-Jun-97
  10,500                   5.5615    24-Jun-97         27-Jun-97
  10,000                   4.0150    24-Jul-97         29-Jul-97
  16,500                   4.0150    25-Jul-97         30-Jul-97
  33,500                   4.1962    28-Jul-97         31-Jul-97
   4,200                   6.4220     9-Jun-97         12-Jun-97
  15,000                   5.3722    20-Jun-97         25-Jun-97
   5,400                   5.5615    24-Jun-97         27-Jun-97
   5,000                   4.0150    24-Jul-97         29-Jul-97
   8,500                   4.0150    25-Jul-97         30-Jul-97
  16,500                   4.1962    28-Jul-97         31-Jul-97
   2,500                   5.4000    23-Jun-97         26-Jun-97
   5,000                   6.4220     9-Jun-97         12-Jun-97
   3,000                   5.6500    25-Jun-97         30-Jun-97
   2,000                   5.6500    26-Jun-97          1-Jul-97
               15,000      3.6250    22-Jul-97         25-Jul-97
                4,000      3.3125    22-Jul-97         25-Jul-97
  71,000                   4.1125    31-Jul-97          5-Aug-97
   7,500                   4.0500    31-Jul-97          5-Aug-97
   6,000                   4.0625     7-Aug-97         12-Aug-97
  10,000                   6.3125    13-Jun-97         18-Jun-97
   7,500                   4.1065    31-Jul-97          5-Aug-97
  29,000                   4.0625     7-Aug-97         12-Aug-97
  13,000                   4.1125     1-Aug-97          6-Aug-97
   5,000                   4.0625     7-Aug-97         12-Aug-97
                6,000      6.3125    13-Jun-97         18-Jun-97
                1,000      5.8775    18-Jun-97         23-Jun-97
                7,500      6.0625    18-Jun-97         23-Jun-97
  50,000                   4.1065    31-Jul-97          5-Aug-97
   9,000                   4.0625     7-Aug-97         12-Aug-97
   6,000                   4.0625     7-Aug-97         12-Aug-97
  16,000                   4.0625     7-Aug-97         12-Aug-97
   9,500                   4.0625     7-Aug-97         12-Aug-97
  19,000                   6.3125    13-Jun-97         18-Jun-97
               19,000      3.5592    22-Jul-97         25-Jul-97
                  500      6.0625    13-Jun-97         18-Jun-97
                8,000      6.3125    13-Jun-97         18-Jun-97
  20,500                   4.1125     1-Aug-97          6-Aug-97
  12,000                   4.1065    31-Jul-97          5-Aug-97
  30,000                   4.0625     7-Aug-97         12-Aug-97
  35,000                   4.0625     7-Aug-97         12-Aug-97
   4,000                   4.0625     7-Aug-97         12-Aug-97
   6,500                   4.0625     7-Aug-97         12-Aug-97
  19,500                   4.0625     7-Aug-97         12-Aug-97
   7,500                   6.0625    18-Jun-97         23-Jun-97
                7,500      4.2000    29-Jul-97          1-Aug-97
               15,000      6.3125    13-Jun-97         18-Jun-97

 Purchases      Sales       Price    Trade Date     Settlement Date

  10,500                   4.0625     7-Aug-97         12-Aug-97
   7,000                   4.1065    31-Jul-97          5-Aug-97
   2,000                   4.1065    31-Jul-97          5-Aug-97
   8,000                   4.0625     7-Aug-97         12-Aug-97
   6,000                   4.0625     7-Aug-97         12-Aug-97